EXHIBIT 5(b)






                                             New York, New York
                                             January 16, 1996


New Orleans Public Service Inc.
639 Loyola Avenue
New Orleans, Louisiana  70113

Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-3, including the exhibits thereto, which New Orleans Public Service Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "Commission") on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended, of $65,000,000 in aggregate principal amount of its General and Refunding Mortgage Bonds (the "Bonds") to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Mortgage and Deed of Trust, dated as of May 1, 1987, as heretofore supplemented and as proposed to be further supplemented, under which the Bonds are to be issued (the "Mortgage"). We advise you that in our opinion:

          (1) The Company is a corporation duly organized and validly existing under the laws of the State of Louisiana.

          (2) All action necessary to make valid and legal the proposed issuance and sale by the Company of the Bonds will have been taken when:

                    (a)       the Company's said Registration
          Statement on Form S-3, as it may be amended, shall have become effective in accordance with the applicable provisions of the Securities Act of 1933, as amended, and a supplement or supplements to the prospectus specifying certain details with respect to the offering or offerings of the Bonds shall have been filed with the Commission, and the Mortgage shall have been qualified under the Trust Indenture Act of 1939, as amended;

                    (b)       an appropriate resolution shall
          have been adopted by the Council of the City of New
          Orleans authorizing the issuance and sale of the Bonds;

                    (c)       appropriate action shall have been
          taken by the Board of Directors of the Company and/or by the Executive Committee thereof for the purpose of authorizing the consummation of the issuance and sale of the Bonds;

                    (d)       the proposed supplemental indenture
          relating to the Bonds being issued, supplemental to the Mortgage, shall have been duly executed and delivered;
          and

                    (e)       the Bonds shall have been issued
          and delivered for the consideration contemplated by, and otherwise in conformity with, the acts, proceedings and documents referred to above.

          (3) When the foregoing steps shall have been taken, the Bonds will have been legally issued and will be valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of mortgagees' and other creditors' rights.

          This opinion does not pass upon the matter of compliance with "blue sky" laws or similar laws relating to the sale or distribution of the Bonds by underwriters.

          We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state. As to all matters of Louisiana law, we have relied upon an opinion of even date herewith addressed to you by Laurence M. Hamric, General Attorney - Corporate and Securities of Entergy Services, Inc.

          We hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-3 and consent to such references to our firm as may be made in the Registration Statement and in the Prospectus constituting a part thereof.

                              Very truly yours,

                              /s/ Reid & Priest LLP

                              REID & PRIEST LLP